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Exhibit 5.23

CONSENT OF R. SIROIS

The undersigned hereby consents to reference to the undersigned's name included or incorporated by reference in the Registration Statement on Form F-10 being filed by IAMGOLD Corporation under the United States Securities Act of 1933, as amended, in connection with (1) the mineral reserve estimates for the Mupane Gold Mine in Botswana; (2) the mineral resource estimates for the Westwood Project; and (3) the technical report dated February 27, 2009 entitled "National Instrument 43-101 Technical Report: Westwood Project, Québec Canada", and to all other references to the undersigned's name included or incorporated by reference in such Registration Statement.

Date: March 9, 2009

/s/ R. SIROIS, ENG. Name: Réjean Sirois, eng. Title: Manager, Mining Geology

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  Exhibit 5.23
CONSENT OF R. SIROIS